Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

LEGACY EDUCATION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share (the “Common Stock”)	Rule 457(o)	__	__	$10,000,000.00	(3)	0.00014760	$1,476.00
Fees to Be Paid	Equity	Representative’s warrants (the “Representative’s Warrants”) to purchase shares of Common Stock(4)	Rule 457(g)	__	__	__		__	__
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of the Representative’s Warrants	Rule 457(o)	__	__	$575,000.00		0.00014760	$84.87
	Total Offering Amounts					$10,575,000.00			$1,560.87
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$1,560.87

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction, and the shares of Common Stock set forth in this table shall be adjusted to include such shares, as applicable.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3) Includes up to an additional % of shares of Common Stock, to cover over-allotments, if any.

(4) No separate fee is required pursuant to Rule 457(g) under the Securities Act.